Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03
Citigroup Global Markets Holdings Inc. $8,540,000
Buffered Digital Energy Select Sector SPDR® Fund-Linked Notes due August 28, 2018 All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity. The amount that you will be paid on your notes on the maturity date (August 28, 2018) is based on the performance of shares of the Energy Select Sector SPDR® Fund (the “underlier”) as measured from the trade date to and including the determination date (August 23, 2018). If the final underlier price on the determination date is greater than or equal to the initial underlier price of $70.29, you will receive the threshold settlement amount of $1,107.50 for each $1,000 stated principal amount of your notes, which represents a contingent fixed return at maturity of 10.75%. If the final underlier price declines from the initial underlier price by up to a buffer amount of 15.00%, you will receive the stated principal amount of your notes. However, if the final underlier price declines from the initial underlier price by more than the 15.00% buffer amount, the return on your notes will be negative and you will lose approximately 1.1765% of the stated principal amount of your notes for every 1% by which the decline of the underlier exceeds the 15.00% buffer amount. You could lose your entire investment in the notes. In exchange for the limited buffer feature and the potential to receive a contingent fixed return at maturity so long as the final underlier price is greater than or equal to the initial underlier price, investors in the notes must be willing to forgo (i) any return in excess of the contingent fixed return at maturity of 10.75% (which results from the threshold settlement amount of $1,107.50 for each $1,000 stated principal amount of your notes), (ii) any dividends paid on the underlier and (iii) interest on the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the price of the underlier from the initial underlier price (set on the trade date) to the final underlier price on the determination date. On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

•	if the underlier return is zero or positive (the final underlier price is greater than or equal to the initial underlier price), the threshold settlement amount;

•	if the underlier return is negative but not below -15.00% (the final underlier price is less than the initial underlier price but not by more than 15.00%), $1,000; or

•	if the underlier return is negative and is below -15.00% (the final underlier price is less than the initial underlier price by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the underlier return plus 15.00% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes. The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00*	$11.60	$988.40
Total:	$8,540,000.00	$99,064.00	$8,440,936.00

(1) On the date of this pricing supplement, the estimated value of the notes is $985.40 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

* The issue price is $988.40 per note for investors in certain fee-based advisory accounts. Please see “Supplemental plan of distribution” on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-05 dated October 14, 2016

•	Underlying Supplement No. 5 dated October 14, 2016

•	Prospectus Supplement and Prospectus each dated October 14, 2016

Citigroup Global Markets Inc.

Pricing Supplement No. 2017-USNCH0462 dated April 4, 2017

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes. In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

Buffered Digital Energy Select Sector SPDR® Fund-Linked Notes due August 28, 2018

INVESTMENT THESIS

•     For investors who seek modified exposure to the performance of the underlier, with the opportunity to receive a contingent fixed return at maturity (which results from the threshold settlement amount) if the final underlier price is equal to or greater than the initial underlier price and a limited buffer against potential depreciation of the underlier.

•     In exchange for the contingent fixed return feature and limited buffer, investors must be willing to forgo (i) participation in any appreciation of the underlier beyond the contingent fixed return, (ii) any dividends that may be paid on the underlier and (iii) interest on the notes. Investors must also be willing to lose some, and up to all, of their investment in the notes if the underlier depreciates by more than the buffer amount, with downside exposure to that depreciation on an accelerated basis to the extent the depreciation exceeds the buffer amount.

•     Investors must be willing to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and an investment that may have limited or no liquidity.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 stated principal amount note you then hold, you will receive (as a percentage of the stated principal amount):

•     If the final underlier price is equal to or above 100.00% of the initial underlier price: the threshold settlement amount of 110.75% of the stated principal amount

•     If the final underlier price is between 85.00% and 100.00% of the initial underlier price: 100.00% of the stated principal amount

•     If the final underlier price is below 85.00% of the initial underlier price: 100.00% minus approximately 1.1765% for every 1.00% that the underlier has declined below 85.00% of the initial underlier price

If the final underlier price declines by more than 15.00% from the initial underlier price, the return on the notes will be negative and you could lose your entire investment in the notes.

KEY TERMS

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlier:	Shares of the Energy Select Sector SPDR® Fund (NYSE Arca symbol: “XLE”) (the “underlier issuer”)
Underlying Index:	The Energy Select Sector Index
Stated Principal Amount:	$8,540,000 in the aggregate; each note will have a stated principal amount equal to $1,000
Trade Date:	April 4, 2017
Settlement Date:	April 11, 2017. See “Supplemental plan of distribution” on page PS-4 in this pricing supplement for additional information.
Determination Date:	August 23, 2018. The determination date is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity Date:	August 28, 2018
Initial Underlier Price:	$70.29
Final Underlier Price:	The closing price of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier price minus the initial underlier price divided by (ii) the initial underlier price, expressed as a positive or negative percentage
Threshold Price:	100.00% of the initial underlier price
Buffer Price:	85.00% of the initial underlier price (equal to a -15.00% underlier return)
Buffer Amount:	15.00%
Buffer Rate:	The quotient of the initial underlier price divided by the buffer price, which equals approximately 117.65%
Threshold Settlement Amount:	$1,107.50 per $1,000 stated principal amount note
CUSIP/ISIN:	17324CGU4 / US17324CGU45

HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Final Underlier Price (as % of Initial Underlier Price)	Hypothetical Cash Settlement Amount (as % of Stated Principal Amount)
200.000%	110.750%
175.000%	110.750%
150.000%	110.750%
110.750%	110.750%
105.000%	110.750%
100.000%	110.750%
95.000%	100.000%
85.000%	100.000%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

RISKS

Please read the section titled “Summary Risk Factors” in this pricing supplement as well as the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlier. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlier that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Underlier: shares of the Energy Select Sector SPDR® Fund (NYSE Arca symbol: “XLE”) (the “underlier issuer”). The underlier is referred to as the “underlying shares” and the underlier issuer is referred to as the “underlying share issuer” in the accompanying product supplement.

Underlying index: the Energy Select Sector Index

Stated principal amount: each note will have a stated principal amount of $1,000; $8,540,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. Also, the stated buffer price would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the stated principal amount. Additionally, the threshold settlement amount would represent a lower (or higher) percentage return relative to your initial investment than would be the case if you had purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-12 of this pricing supplement

Cash settlement amount (paid on the maturity date): on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

•	if the final underlier price is greater than or equal to the threshold price, the threshold settlement amount;

•	if the final underlier price is less than the threshold price but greater than or equal to the buffer price, $1,000; or

•	if the final underlier price is less than the buffer price, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000

Initial underlier price: $70.29

The initial underlier price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial underlier price is subject to adjustment upon the occurrence of any of the events described in that section.

Final underlier price: the closing price of the underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Certain Additional Terms for Securities Linked to ETF Shares or Company Shares — Delisting, Liquidation or Termination of an Underlying ETF” on page EA-35 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Certain Additional Terms for Securities Linked to ETF Shares or Company Shares — Determining the Closing Price” on page EA-26 and “Description of the Securities — Certain Additional Terms for Securities Linked to ETF Shares or Company Shares — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-27 of the accompanying product supplement.

Underlier return: the quotient of (i) the final underlier price minus the initial underlier price divided by (ii) the initial underlier price, expressed as a positive or negative percentage

Threshold settlement amount: $1,107.50 per $1,000 stated principal amount note

Threshold price: 100.00% of the initial underlier price

Buffer price: 85.00% of the initial underlier price. The buffer price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the buffer price is subject to adjustment upon the occurrence of any of the events described in that section.

Buffer amount: 15.00%

Buffer rate: the quotient of the initial underlier price divided by the buffer price, which equals approximately 117.65%

Trade date: April 4, 2017. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): April 11, 2017. See “Supplemental plan of distribution” below for additional information.

Determination date: August 23, 2018. The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to ETF Shares or Company Shares — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-27 of the accompanying product supplement.

Maturity date: August 28, 2018

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption before maturity

Business day: as described under “Description of the Securities — General” on page EA-19 in the accompanying product supplement.

Scheduled trading day: as described under “Description of the Securities — Certain Additional Terms for Securities Linked to ETF Shares or Company Shares — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-29 of the accompanying product supplement.

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 1.16% of the stated principal amount. The issue price for notes purchased by certain fee-based advisory accounts is 98.84% of the stated principal amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this pricing supplement with respect to such notes is 0.00%). In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle three business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than three business days after the trade date, investors who wish to sell the notes at any time prior to the third business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlier and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA: as described under “Benefit Plan Investor Considerations” on pages EA-48 and EA-49 in the accompanying product supplement.

Calculation Agent: CGMI

CUSIP: 17324CGU4

ISIN: US17324CGU45

HYPOTHETICAL EXAMPLES

The table and chart below are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical underlier prices on the determination date could have on the cash settlement amount at maturity.

The table and chart below are based on a range of final underlier prices that are entirely hypothetical; no one can predict what the underlier price will be on any day throughout the life of your notes, and no one can predict what the final underlier price will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier price has changed considerably in relatively short periods — and its performance cannot be predicted for any future period. Investors in the notes will not receive any dividends on the stocks held by the underlier. The table and chart below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Underlier” below.

The information in the table and chart below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or chart below such as interest rates, the volatility of the underlier and our and Citigroup Inc.’s creditworthiness. Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement. It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table and chart also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Threshold settlement amount	$1,107.50 per $1,000 stated principal amount note
Threshold price	100.00% of the initial underlier price
Buffer price	85.00% of the initial underlier price
Buffer rate	approximately 117.65%
Buffer amount	15.00%

Neither a market disruption event nor a non-scheduled trading day occurs on the originally scheduled determination date

No change in or affecting any of the stocks held by the underlier or the method by which the underlying share issuer calculates the underlier

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

The actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier prices shown elsewhere in this pricing supplement. For information about the historical prices of the underlier during recent periods, see “The Underlier — Historical Closing Prices of the Underlier” below.

The prices in the left column of the table below represent hypothetical final underlier prices and are expressed as percentages of the initial underlier price. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier price (expressed as a percentage of the initial underlier price), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final underlier price (expressed as a percentage of the initial underlier price) and the assumptions noted above.

Hypothetical Final Underlier Price (as Percentage of Initial Underlier Price)	Hypothetical Cash Settlement Amount (as Percentage of Stated Principal Amount)
200.000%	110.750%
175.000%	110.750%
150.000%	110.750%
110.750%	110.750%
105.000%	110.750%
100.000%	110.750%
95.000%	100.000%
85.000%	100.000%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final underlier price were determined to be 25.000% of the initial underlier price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose approximately 70.588% of your investment. In addition, if the final underlier price were determined to be 150.000% of the initial underlier price, the cash settlement amount that we would deliver on your notes at maturity would be capped at the threshold settlement amount (expressed as a percentage of the stated principal amount), or 110.750% of each $1,000 stated principal amount of your notes, as shown in the table above. As a result, you would not benefit from any increase in the final underlier price over the initial underlier price.

The table above demonstrates the diminishing benefit of the buffer feature of the notes the lower the final underlier price. For example, if the final underlier price were determined to be 75.000% of the initial underlier price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 88.235% of the stated principal amount of your notes, resulting in an effective buffer (i.e., the difference between the underlier return and your return on the notes) of approximately 13.235%. However, if the final underlier price were determined to be 50.000% of the initial underlier price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 58.824% of the stated principal amount of your notes, resulting in an effective buffer of only approximately 8.824%. The lower the final underlier price, the lower the effective buffer provided by the notes will be.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the maturity date, if the final underlier price (expressed as a percentage of the initial underlier price) were any of the hypothetical prices shown on the horizontal axis. The chart shows that any hypothetical final underlier price (expressed as a percentage of the initial underlier price) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the stated principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier price (expressed as a percentage of the initial underlier price) of greater than or equal to 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on prices of the underlier that may not be achieved on the determination date. The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” on page PS-9 of this pricing supplement.

We cannot predict the actual final underlier price or what the value of your notes will be on any particular day, nor can we predict the relationship between the underlier price and the value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the return on the notes will depend on the actual final underlier price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the table and chart above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlier. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlier. If the underlier depreciates by more than the buffer amount, you will receive less than the stated principal amount of your notes at maturity. You should understand that any depreciation of the underlier beyond the buffer amount will result in a loss of more than 1% of the stated principal amount for each 1% by which the depreciation exceeds the buffer amount, which will progressively offset any protection that the buffer amount would offer. Accordingly, the lower the final underlier price, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On the Notes Is Limited

Your potential total return on the notes at maturity is limited to a contingent fixed return at maturity that results from the threshold settlement amount. If the underlier appreciates by more than the contingent fixed return offered by the notes, the notes will underperform an alternative investment providing 1-to-1 exposure to the appreciation of the underlier. When any dividends paid on the underlier are taken into account, the notes may underperform such an alternative investment even if the underlier appreciates by less than the contingent fixed return, because holders of the notes will not receive those dividends.

Investing in the Notes Is Not Equivalent to Investing in the Underlier

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier. As of April 4, 2017, the trailing 12-month dividend yield of the underlier was approximately 2.37%. While it is impossible to know the future dividend yield of the underlier, if this trailing 12-month dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 3.28% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the underlier or in another investment linked to the underlier that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Payment at Maturity Depends on the Closing Price of the Underlier on a Single Day

Because your payment at maturity depends on the closing price of the underlier solely on the determination date, you are subject to the risk that the closing price of the underlier on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlier that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlier, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on a Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlier, dividend yields on the underlier and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of your notes prior to maturity will fluctuate based on the price and volatility of the underlier and a number of other factors, including the price and volatility of the stocks held by the underlier issuer, the dividend yields on the underlier and the stocks held by the underlier issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlier may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

If the Price of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the price of the underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Our Offering of the Notes Does Not Constitute a Recommendation of the Underlier

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlier is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlier, in stocks held by the underlier issuer or in instruments related to the underlier or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlier. These and other activities of our affiliates may affect the price of the underlier in a way that has a negative impact on your interests as a holder of the notes.

The Price of the Underlier May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the underlier or the stocks held by the underlier issuer and other financial instruments related to the underlier or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the underlier or stocks held by the underlier issuer and other financial instruments related to the underlier or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities. These activities could affect the price of the underlier in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines. If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the underlier issuer or issuers of the stocks held by the underlier issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

Even if the Underlier Issuer Pays a Dividend That It Identifies as Special or Extraordinary, No Adjustment Will Be Required Under the Notes For That Dividend Unless It Meets the Criteria Specified in the Accompanying Product Supplement

In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlier unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlier on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlier by the amount of the dividend per share. If the underlier issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

The Notes Will Not Be Adjusted for All Events That Could Affect the Price of the Underlier

For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlier would not.

The Notes May Become Linked to Shares of an Issuer Other Than the Original Underlier Issuer Upon the Occurrence of a Reorganization Event or Upon the Delisting of the Underlier

For example, if the underlier issuer enters into a merger agreement that provides for holders of the underlier to receive shares of another entity, the shares of such other entity will become the underlier for all purposes of the notes upon consummation of the merger. Additionally, if the underlier is delisted or is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlier. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events, events with respect to the underlier issuer that may require a dilution adjustment or the delisting of the underlier, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

The Price and Performance of the Underlier May Not Completely Track the Performance of Its Underlying Index or the Net Asset Value Per Share of the Underlier

The underlier issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the underlier and the underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying index or held by the underlier issuer (such as mergers and spin-offs) may impact the variance between the performances of the underlier and the underlying index. Finally, because the underlier is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlier may differ from the net asset value per share of the underlier.

During periods of market volatility, securities underlying the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index and/or the net asset value per share of the underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

There Are Risks Associated with The Underlier

Although the underlier is listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the underlier or that there will be liquidity in the trading market.

In addition, the underlier issuer is subject to management risk, which is the risk that the underlier issuer’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier issuer may select up to 10% of the underlier issuer’s assets to be invested in shares of equity securities that are not included in the underlying index. The underlier issuer is also not actively managed and may be affected by a general decline in market segments relating to the underlying index. The underlier issuer invests in securities included in, or representative of, the underlying index regardless of their investment merits. The underlier issuer does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Investing in the Notes Exposes Investors to Concentrated Risks Associated with the Energy Sector

The stocks included in the underlying index and that are generally tracked by the underlier issuer are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the notes are linked to the performance of the underlier, an investment in the notes exposes investors to concentrated risks associated with investments in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase your notes at a premium to the stated principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount. In addition, the impact of the buffer price and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the stated principal amount. For example, if you purchase your notes at a premium to the stated principal amount, the threshold settlement amount will represent a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount. Similarly, the buffer price, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount.

Changes Made by the Investment Adviser to the Underlier Issuer or by the Sponsor of Its Underlying Index May Adversely Affect the Underlier

We are not affiliated with the investment adviser to the underlier issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlier.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Even if the treatment of the notes as prepaid forward contracts is respected, a note may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, the notes should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL TERMS OF THE NOTES

The section “Description of Debt Securities—Covenants—Limitations on Mergers and Sales of Assets” in the accompanying prospectus shall be amended to read in its entirety as follows:

The indenture provides that neither Citigroup Global Markets Holdings nor Citigroup will merge or consolidate with another entity or sell other than for cash or lease all or substantially all its assets to another entity, except, in the case of Citigroup, if such lease or sale is to one or more of its Subsidiaries, unless:

•	either (1) the Citi entity is the continuing entity, or (2) the successor entity, if other than the Citi entity, is a U.S. corporation, partnership or trust and expressly assumes by supplemental indenture the obligations of the Citi entity evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Sections 5.05 and 16.05).

Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

THE UNDERLIER

The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the S&P Energy Select Sector Index. The S&P Energy Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy. The S&P Energy Select Sector Index includes companies in the following two industries: (i) oil, gas and consumable fuels and (ii) energy equipment and services.

The underlier issuer is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the underlier issuer. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for important disclosures regarding the underlier issuer, including certain risks that are associated with an investment linked to the underlier. Additional information is available on the underlier issuer’s website. We are not incorporating by reference the website or any material it includes in this document.

Stocks with Weights in Excess of 5% of the ETF

Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the applicable issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the applicable issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV from January 3, 2012 through April 4, 2017. We obtained the prices in the graphs below using data from Bloomberg L.P., without independent verification. We have taken the descriptions of the issuers set forth below from publicly available information without independent verification.

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in petroleum operations, chemicals operations, and power and energy services. Information filed with the SEC by the issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

According to publicly available information, Schlumberger NV is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Information filed with the SEC by the issuer under the Exchange Act can be located by referencing its SEC file number 001-04601.

Historical Closing Prices of the Underlier

The closing price of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlier during the period shown below is not an indication that the price of the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical prices shown below.

The graph below shows the closing prices of the underlier for each day such price was available from January 3, 2012 to April 4, 2017. We obtained the closing prices from Bloomberg L.P., without independent verification.

Energy Select Sector SPDR® Fund	High	Low	Dividends
2012
First Quarter	$76.29	$69.46	$0.28462
Second Quarter	$72.42	$62.00	$0.31109
Third Quarter	$76.57	$64.96	$0.00000
Fourth Quarter	$74.94	$68.59	$0.33369
2013
First Quarter	$79.99	$72.86	$0.72805
Second Quarter	$83.28	$74.09	$0.00000
Third Quarter	$85.30	$78.83	$0.76704
Fourth Quarter	$88.51	$81.87	$0.40268
2014
First Quarter	$89.06	$81.89	$0.42707
Second Quarter	$101.29	$88.45	$0.46353
Third Quarter	$100.58	$90.62	$0.48327
Fourth Quarter	$88.77	$73.36	$0.48542
2015
First Quarter	$82.29	$72.86	$0.51494
Second Quarter	$82.94	$74.64	$0.50882
Third Quarter	$74.54	$59.22	$0.47811
Fourth Quarter	$71.40	$58.78	$0.54224
2016
First Quarter	$63.75	$51.80	$0.45241
Second Quarter	$69.50	$60.18	$0.43643
Third Quarter	$71.80	$65.27	$0.41052
Fourth Quarter	$77.83	$67.77	$0.40236
2017
First Quarter	$76.17	$68.24	$0.41902
Second Quarter (through April 4, 2017)	$70.29	$69.78	$0.00000

The closing price of the underlier on April 4, 2017 was $70.29.

We make no representation as to the amount of dividends, if any, that may be paid on the underlier in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the underlier.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a note should be long-term capital gain or loss if you held the note for more than one year.

Even if the treatment of the notes as prepaid forward contracts is respected, your purchase of a note may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlier. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the notes. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to the underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The Notes Will Not Be Listed on a Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global

Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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